TENTH AMENDMENT TO LEASE
THIS TENTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of October 3, 2014 by and between CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership (“Landlord”), and PANDORA MEDIA, INC., a Delaware corporation (“Tenant”), with reference to the following facts:
R E C I T A L S
A.    Landlord and Tenant entered into that certain Office Lease dated as of July 23, 2009 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 13, 2010 (the “First Amendment”), that certain Second Amendment to Lease dated June 16, 2010 (the “Second Amendment”), that certain Third Amendment to Lease dated as of December 15, 2010 (the “Third Amendment”), that certain Fourth Amendment to Lease dated March 10, 2011 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated July 1, 2011 (the “Fifth Amendment”), that certain Sixth Amendment to Lease dated September 27, 2011 (the “Sixth Amendment”), that certain Seventh Amendment to Lease dated as of July 12, 2012 (the “Seventh Amendment”), that certain Eighth Amendment to Lease dated as of February 1, 2013 (the “Eighth Amendment”) and that certain Ninth Amendment to Lease dated as of June 28, 2013 (the “Ninth Amendment”, and together with the Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment, Eighth Amendment and Ninth Amendment, collectively, the “Lease”), pursuant to which Tenant leases certain premises (the “Existing Premises”) consisting of 48,476 rentable square feet on the fifteenth (15th) and sixteenth (16th) floors of the building located 2101 Webster Street, Oakland, California (the “2101 Webster Building”), and 50,396 rentable square feet on the sixth (6th) and seventh (7th) floors of the building located at 2100 Franklin Street, Oakland, California (the “2100 Franklin Building”, and together with the 2101 Webster Building the “Buildings), which are both part of the office project known as “Center 21” comprised of (i) the Buildings, (ii) a subterranean parking garage underneath the Buildings, and (iii) a multi-story parking structure located at 2353 Webster Street (collectively, the “Project”).
B.    Tenant intends to expand the Premises to include (i) the eighth (8th) floor of the 2101 Webster Building, consisting of 24,214 rentable square feet (the “8th Floor Expansion Space”), as shown on Exhibit A-1 attached hereto, and (ii) a portion of the seventh (7th) floor of the 2101 Webster Building known as Suite 750 consisting of 11,222 rentable square feet (the “7th Floor Expansion Space”), as shown on Exhibit A-2 attached hereto. The 7th Floor Expansion Space and the 8th Floor Expansion Space are collectively referred to herein as the “10th Amendment Expansion Space”.
C.    Landlord has agreed to the foregoing expansion, subject to the terms and conditions of this Amendment.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows (capitalized terms used but not defined herein shall have the meaning given them in the Lease):
A G R E E M E N T

1.    Incorporation of Recitals. Recitals A through C above are incorporated herein by reference.
2.    Extension of Term. The Expiration Date of the Lease shall be extended such that the Lease shall terminate on September 30, 2020 (the “Second Extended Termination Date”). The period from October 1, 2017 through September 30, 2020 shall be known as the “Second Extended Term”. Except as modified by this Amendment, during the Second Extended Term Tenant shall lease the Premises on the terms and condition set forth in the Lease. For the first twelve (12) months of the Second Extended Term, Base Rent for the Existing Premises shall be $306,503.20 per month (based on $3.10 per rentable square foot of the Existing Premises per month). From October 1, 2018 through September 30, 2019, Tenant shall pay $315,401.68 per month (based on $3.19 per rentable square foot of the Existing Premises per month) and from October 1, 2019 through September 30, 2020, Tenant shall pay $325,288.88 (based on $3.29 per rentable square foot of the Existing Premises per month).
3.    The Expanded Premises. Commencing upon delivery of the 10th Amendment Expansion Space to Tenant (the “Expansion Commencement Date”), and continuing until the Second Extended Termination Date (the “Expansion Space Term”), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the 10th Amendment Expansion Space in addition to the Existing Premises. The 10th Amendment Expansion Space has been measured in accordance with the Building Owners and Management Association Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, as modified by Landlord for purposes of the Buildings. Following the Expansion Commencement Date, all references in the Lease to the Premises shall refer to the Existing Premises and the 10th Amendment Expansion Space, and the Premises shall consist of a total of approximately 134,308 rentable square feet. The projected Expansion Commencement Date is October 1, 2014, provided that Landlord shall not be liable for any delay in delivery of the 10th Amendment Expansion Space.
4.    Monthly Base Rent for the Expansion Space. Commencing upon the earlier of: (a) the date that is one hundred twenty (120) days after the expiration of the Buildout Period (as defined in Section 8), and (b) March 1, 2015 (the “Expansion Space Rent Commencement Date”), Tenant shall pay Base Rent for the 10th Amendment Expansion Space in the amount of $97,449 per month (based on $2.75 per rentable square foot per month). Thereafter, on each anniversary of the Expansion Commencement Date, Base Rent for the 10th Amendment Expansion Space shall be increased annually by 3% per annum throughout the Expansion Space Term.
5.    Base Year; Tenant’s Proportionate Share for Expansion Space. Commencing on the Expansion Space Rent Commencement Date, as to the 10th Amendment Expansion Space, Tenant shall pay Tenant’s Proportionate Share of increases of Operating Costs over the calendar year 2015, which is 7.68% (as to the 10th Amendment Expansion Space only), based on 35,436/461,591 (as to the 2101 Webster Building), and 5.24% (as to the Buildings). Until October 1, 2018, Tenant shall continue to pay Tenant’s Proportionate Share of increases in Operating Costs as to the Existing Premises pursuant to the terms of the Lease. From and after October 1, 2018, the Base Year for the Existing Premises shall be the calendar year 2018.
6.    Proposition 13 Protection. Notwithstanding any provision to the contrary contained in the Lease, in the event that, at any time, or from time to time, during the period commencing upon the Expansion Space Rent Commencement Date and ending upon the second (2nd)

anniversary of the Expansion Space Rent Commencement Date (the "Prop 13 Protection Period"), any sale or change in ownership of the Project is consummated (a "Triggering Event"), and as a result thereof, and to the extent that in connection therewith, the Taxes are increased (e.g., the Project is reassessed, such result being herein referred to as a "Reassessment") by the appropriate Governmental Authority pursuant to the terms of Proposition 13 (which was adopted by the voters of the State of California in the June 1978 election) or any comparable successor statute, law, constitutional amendment or other governmental proclamation, then Tenant shall not be obligated to pay any portion of any Tax Increase attributable to any such Reassessment. For purposes of this Section 6, the term "Tax Increase" shall mean that portion of the Taxes, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Taxes, which (i) is attributable to the assessed valuation (or in the absence of a Reassessment, the full market valuation) of the Project, including the assessed value (or full market value) of any work performed by Landlord or Tenant in or about the Project, (ii) is attributable to assessments which were pending immediately prior to the Reassessment and which are unrelated to the Triggering Event, which assessments were conducted during, and included in, such Reassessment, (iii) is attributable to the statutory annual inflationary increase of real estate taxes, (currently, two percent (2.0%) per annum), or (iv) is attributable to any Taxes incurred during the Base Year or assessed prior to the Reassessment without including any Proposition 8 reduction.
7.    Proposition 8 Protection. Notwithstanding any provision to the contrary contained in the Lease, in the event that, at any time, or from time to time commencing upon the Expansion Space Rent Commencement Date and ending upon the third (3rd) anniversary of the Expansion Space Rent Commencement Date (the "Prop 8 Protection Period"), Landlord secures a reduction in Taxes pursuant to Section 51 of the California Revenue and Taxation Code (a “Prop 8 Reduction”), said Prop 8 Reduction shall be reflected in the Operating Expenses for the year in which the Prop 8 Reduction is realized by Landlord. At the end of the Prop 8 Protection Period, Taxes shall be calculated in accordance with Section 46.39 of the Lease (i.e., Tenant’s Proportionate Share of Taxes shall be calculated without regard to this Section 7).
8.    Condition of the 10th Amendment Expansion Space. Except for Landlord’s Work (as hereinafter defined), Tenant hereby agrees to accept the 10th Amendment Expansion Space in their "as-is, where is" condition and Tenant acknowledges that Landlord has no obligation to improve the 10th Amendment Expansion Space nor has Landlord made any representation or warranty regarding the condition of the 10th Amendment Expansion Space. Notwithstanding the foregoing, upon the earlier of (i) December 31, 2014; and (ii) the date that Landlord approves the Permit Drawings for the interior improvements that will be permanently affixed to the 10th Amendment Expansion Space (the “Expansion Space Improvements”), Landlord shall provide Tenant with a tenant improvement allowance (the "Expansion Allowance") in the amount of $1,771,800.00 (based on $50.00 per rentable square foot of the 10th Amendment Expansion Space), which shall be funded directly into an escrow account (“Expansion Escrow”) in Tenant’s name held by Commerce Escrow (Raul Zuniga) (the “Escrow Holder”). Funds in the Expansion Escrow shall be disbursed by Escrow Holder in accordance with the Escrow Agreement attached hereto as Exhibit C solely for costs directly relating to the design and construction of the Expansion Space Improvements. All costs associated with the Expansion Escrow shall be paid by Landlord in accordance with the terms of the Escrow Agreement. Tenant shall submit preliminary plans and specifications (the “Preliminary Plans”) for the Expansion Space Improvements to Landlord by October 15, 2014 and shall thereafter diligently prosecute the design and construction of the Expansion Space Improvements in accordance with the Work Letter attached hereto as Exhibit B. The period commencing with the Expansion Space Commencement Date and ending upon Substantial Completion (as defined in Exhibit B) of the Expansion Space Improvements is hereinafter referred to as the “Buildout Period.” For supervising the Expansion Space Improvements, Tenant shall pay to Landlord or a designated affiliate of Landlord a construction supervision fee in the amount of $12,500, which fee may be deducted by Landlord from the Expansion Allowance. Any funds remaining in the Expansion Escrow as of the termination or expiration of the Lease shall be returned to Landlord. As part of the Expansion Space Improvements, Tenant may install a connecting stairwell between the 7th and 8th floors of the 2101 Webster Building. On or before November 15, 2014, Landlord, at Landlord’s sole cost and expense and without deduction from the Expansion Allowance, shall be responsible for removing the existing stairwell connecting the 6th and 7th floors of the 2101 Webster Building and capping the opening using Project standard materials and finishes (collectively, “Landlord’s Work”). Subject to any latent defects identified by Tenant within six (6) months following the Expansion Commencement Date, the commencement of any construction within the 10th Amendment Expansion Space by anyone claiming by, through or under Tenant shall be conclusive evidence that (a) Tenant accepts possession thereof; and (b) the 10th Amendment Expansion Space was in good and satisfactory condition. Notwithstanding anything to the contrary contained in the Lease or Exhibit B. Landlord shall not be liable for any delay in completion of Landlord’s Work, provided, however, in the event that Landlord’s failure to timely complete Landlord’s Work causes a delay in construction of the Expansion Space Improvements Tenant may give notice to Landlord. If Landlord does not complete Landlord’s Work within thirty (30) days of Tenant’s notice, it shall constitute a Landlord Delay and the Expansion Space Rent Commencement Date shall be delayed one (1) day for each day of Landlord Delay until Landlord completes Landlord’s Work.
9.    Condition of the Existing Premises. Subject to Landlord’s obligations under the Lease, Tenant shall continue to lease the Existing Premises in their "as-is, where is" condition and Tenant acknowledges that Landlord has no obligation to improve the Existing Premises nor has Landlord made any representation or warranty regarding the condition of the Existing Premises. Notwithstanding the foregoing, upon the earlier of (i) December 31, 2014; and (ii) the date that Landlord approves the Permit Drawings for the interior improvements that will be permanently affixed to the Premises (the “Additional Improvements”), Landlord shall provide Tenant with a tenant improvement allowance (the "Additional Allowance") in the amount of $2,471,800.00 (based on $25.00 per rentable square foot of the Existing Premises), which shall be funded directly into an escrow account (“Additional Allowance Escrow”) in Tenant’s name held by Escrow Holder. Funds in the Additional Allowance Escrow shall be disbursed by Escrow Holder in accordance with the Escrow Agreement attached hereto as Exhibit C solely for costs directly relating to the design and construction of the Additional Improvements. All costs associated with the Additional Allowance Escrow shall be paid by Landlord in accordance with the terms of the Escrow Agreement. Tenant may use the Additional Allowance to construct Additional Improvements in all or any portion of the Premises (including the 10th Amendment Expansion Space) and need not apply the Additional Allowance to the Premises in any particular percentages. Tenant shall prosecute the design and construction of the Additional Improvements in accordance with the Work Letter attached hereto as Exhibit B. For supervising the Additional Improvements, Tenant shall pay to Landlord or a designated affiliate of Landlord a construction supervision fee in the amount of $12,500, which fee may be deducted by Landlord from the

Additional Allowance. Any funds remaining in the Additional Allowance Escrow as of the expiration or termination of the Lease shall be returned to Landlord.
10.    Parking. Effective as of the Expansion Space Commencement Date and continuing throughout the Term, Tenant shall have the right to rent the additional following parking spaces: Up to thirty-five (35) unreserved parking passes in the Parking Structure at 2353 Webster, and up to four (4) unreserved parking passes in the Underground Parking Garage. Tenant's rental and use of such additional parking passes shall be in accordance with, and subject to, all provisions of the Lease including, without limitation, any increases in payment of the monthly parking rates as specified therein. Bicycle parking is available on the first deck of the 2353 Webster Parking Structure at no cost to Tenant. The parties acknowledge that Landlord currently operates a courtesy shuttle on non-holiday business days between the Parking Structure and the Building, and between the Building and the 19th Street BART Station between 3:30 p.m. and 8:30 p.m. Tenant should direct any questions regarding such shuttle to the Buildings manager.
11.    Option to Extend. Section 6 of the Ninth Amendment is hereby deleted in its entirety. Provided Tenant is not in Default of any term or condition of the Lease as of the date of exercise or the commencement of the applicable Renewal Term, Tenant shall have the option to renew the term of the Lease as to the entire Premises (as herein expanded) for two (2) additional five (5) year periods (each, a “Renewal Term”), on the same terms and conditions of the Lease, except that the Base Rent shall be adjusted to an amount equal to the then prevailing market rental rate for comparable leases for similar projects in Oakland’s Lake Merritt sub-market (but not less than the Base Rent in effect immediately prior to the commencement of the applicable Renewal Term). Such options shall be exercised (if at all) by Tenant giving irrevocable written notice to Landlord at least nine (9) months prior to the expiration of the Second Extended Term, or first Renewal Term, as the case may be. The option shall be personal to the currently named Tenant and any affiliate assignee.
The prevailing market rental rate shall be determined in the following manner:
Prevailing market rental rate shall be determined taking into account all relevant factors, including (to the extent relevant) number of months of free rent, if any (which shall be part of the determination of the rental rate), tenant improvement obligations, moving allowances, and leasing commissions and costs. The term “comparable leases” shall not include leases entered into under special circumstances affecting the economics of the tenancies, including following the exercise of options to lease space at other than then current prevailing market rate, the lease of awkward or unusually shaped space or space without windows or other usual amenities, leases entered into under conditions where the landlord was forced to lease the space by external legal, economic, or other pressures not generally applicable to the market, or the sublease of space by a sublandlord not primarily in the business of leasing space similar to the Premises. Prior to the date which is six (6) months before the expiration of the Second Extended Term or first Renewal Term, as the case may be, and assuming that Tenant has properly exercised its option to renew, Landlord shall give Tenant notice of Landlord's proposed prevailing market rental value for the Premises. Tenant shall give Landlord written notice within thirty (30) days thereafter as to whether or not Tenant agrees with Landlord's proposed prevailing market rental value. If Tenant disagrees with Landlord's proposed prevailing market rental value, the parties shall negotiate in good faith to resolve their differences for a period of thirty (30) days. Upon the expiration of such thirty day period, if the parties are not in agreement as to such fair market rental value, then either party may initiate appraisal to determine the fair market rental value by giving written notice to the other party, such notice containing the name of an independent real estate broker or a person with an MAI designation with at least ten (10) years of experience in leasing commercial office space in the Oakland Lake Merritt submarket area (a “Qualified Appraiser”) appointed by such initiating party. Within fifteen (15) days thereafter, the party receiving such notice shall appoint its own Qualified Appraiser and give written notice thereof to the initiating party. If the second Qualified Appraiser is not appointed within such fifteen day period, then the Qualified Appraiser selected by the initiating party shall determine the fair market rental value of the Premises, and such appraisal shall be binding upon the parties. If the second Qualified Appraiser is timely appointed, then the two Qualified Appraisers shall confer and attempt to agree on the prevailing market rental value. If the two Qualified Appraisers are unable to agree, but the higher appraisal is no more than five percent (5%) higher than the lower appraisal, then the prevailing market rental value shall be the average of the two appraisals. If the higher appraisal is more than five percent (5%) greater than the lower appraisal, the two Qualified Appraisers shall together, within ten (10) business days, select a third Qualified Appraiser who shall select one of the Qualified Appraisers determined prevailing market rental value, and that determination shall be the prevailing market rental value.
All appraisers shall be members of the MAI and shall have at least ten (10) years' experience appraising similar property in the Oakland Lake Merritt sub-market area. Each party shall bear the cost of the appraiser appointed by such party, and the parties shall share equally in the cost of the third appraiser, if appointed. If the two appraisers initially appointed are unable to agree on a third appraiser, then either party shall have the right to apply to the presiding judge of the Superior Court having jurisdiction over the Premises for the appointment of a third appraiser.
12.    Contraction Right. Effective as of the fourth (4th) anniversary of the Expansion Space Rent Commencement Date (the “Contraction Space Termination Date”), Tenant shall have the one time right (the “Contraction Option”), to terminate the Lease with respect to one (1) floor or two (2) contiguous floors of the Premises designated by Tenant (such terminated portion of the Premises shall hereinafter be referred to as “Contraction Space”), specified by Tenant in a notice (the “Contraction Notice”) given to Landlord on or prior to the third (3rd) anniversary of the Expansion Space Rent Commencement Date. On or before the Contraction Space Termination Date, Tenant shall pay Landlord an amount (the “Contraction Payment”) equal to (y) the proportionate share, attributable to the Contraction Space, of the then unamortized Expansion Allowance and/or Additional Allowance, as applicable, and any brokerage commissions paid by Landlord for such Contraction Space (which amounts shall be amortized on a straight line basis from the Expansion Space Rent Commencement Date through the Second Extended Termination Date), at an annual interest rate of 9% plus (z) the sum of three (3) months of Base Rent and recurrent Additional Rent payable for such Contraction Space, computed at the rates payable for Contraction Space as of the three (3) months following the fourth (4th) anniversary of the Expansion Space Rent Commencement Date. Upon the Contraction Space Termination Date, this Lease shall expire as if such date were the Expiration Date with respect to the Contraction Space. Effective on the later of (A) the Contraction Space Termination Date, or (B) the date Tenant surrenders possession of the Contraction Space to Landlord in the condition required by the Lease, (i) the Base Rent shall be decreased by the product of (w) the Base Rent per rentable square foot applicable to the Contraction Space and (x) the rentable square footage of the Contraction Space, and (ii) Tenant’s Proportionate Share shall be reduced proportionately, measured on the basis provided in this Lease. At the request of either party, Landlord and Tenant shall promptly execute an amendment to this Lease confirming the decreased rentable square footage of the Premises, the Base Rent, and Tenant’s Proportionate Share.
13.    Signage. At no cost to Tenant, Landlord shall provide Buildings standard signage for the 10th Amendment Expansion Space, including 2101 Webster Building directory, elevator lobby and suite identification signage.
14.    Landlord’s Recapture Right. Notwithstanding anything to the contrary set forth in the Lease, in the event of a proposed Transfer, Landlord shall have no right to recapture the portion of the Premises subject to the proposed Transfer. Section 7.8 of the Original Lease and all references in the Lease to said Section 7.8 are hereby deleted.
15.    Landlord’s Right to Relocate the Premises. Notwithstanding anything to the contrary set forth in the Lease, Landlord shall have no right to relocate Tenant to other premises in the Project pursuant to Section 2.10 of the Original Lease. Section 2.10 of the Original Lease and all references in the Lease to said Section 2.10 are hereby deleted.
16.    Holding Over. Section 16.3 of the Original Lease is hereby deleted in its entirety and the following inserted in its place and stead:
“On the last day of the Term or any extension, or upon any earlier termination of this Lease, Tenant shall quit and surrender the Premises to Landlord in the condition and repair required hereunder to be maintained by Tenant, except for: (i) ordinary wear and tear; (ii) obsolescence; (iii) such conditions, damage or destruction as Landlord is required to repair or restore under this Lease, (iv) damage resulting from a casualty or condemnation at the Premises; (v) damage to the Premises for which Landlord has received compensation from an insurer or another third party; and (vi) any condition that existed prior to the Commencement Date. Tenant shall remove all of Tenant’s property therefrom, except as otherwise expressly provided in this Lease. Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Provided that (A) Tenant is not in Default under the Lease beyond applicable cure periods, and (B) Tenant provides Landlord with written notice not less than thirty (30) days prior to the scheduled expiration of the Lease Term, Tenant shall be permitted to remain in possession of the Premises for an additional period of forty-five (45) days beyond the scheduled expiration of the Lease Term, so long as for such forty-five (45) days Tenant continues to pay the Base Rent and Additional Rent then being paid by Tenant for the last month of the Term. If Tenant remains in possession on the forty-sixth (46th) day after the end of the Term hereof: (i) Tenant shall be deemed a tenant-at-sufferance; (ii) unless Landlord expressly agrees in writing otherwise, Tenant shall pay daily rent equal to 125% of the daily Base Rent last prevailing hereunder for the first thirty (30) days of the holdover and 150% of the daily Base Rent last prevailing hereunder for the remainder of the holdover; and (iii) there shall be no renewal or extension of this Lease by operation of law. The provisions of this Section 16.3 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law. Notwithstanding the foregoing, in the event that the Lease is terminated due to a Default by Tenant, the foregoing forty-five (45) day period shall not apply and holdover rent will begin immediately. In no event shall Tenant be liable for lost rents or other consequential damages incurred by Landlord on account of any holdover by Tenant unless Tenant holds over for more than sixty (60) days after the expiration or termination of the Lease Term.”
17.    Security. Landlord shall provide Project security, equipment, personnel, procedures and systems twenty-four hours per day, seven days per week, consistent with comparable buildings in the Lake Merritt district in Oakland. Notwithstanding the provision of such services, Tenant acknowledges that Landlord does not guarantee absolute security to Tenant or its employees. Landlord’s security currently includes security officers in the Project 24 hours per day, seven days per week, and a card-key system for access to the Premises during non-Business Hours.
18.    Authority.
(a)    Landlord hereby covenants, represents and warrants to Tenant that: (i) no third party consents or approvals are required, or Landlord has obtained all required consents or approvals (and such consents or approvals have been attached to this Amendment), in order for Landlord to enter into this Amendment; (ii) the execution, delivery and full performance of this Amendment by Landlord does not and shall not constitute a violation of any contract, agreement, mortgage, undertaking, judgment, law, decree, governmental or court or other restriction of any kind to which Landlord is a party or by which Landlord may be bound; (iii) Landlord is duly organized, validly existing and in good standing under the laws of the state of its organization and has full power and authority to enter into this Amendment, to perform its obligations under this Amendment in accordance with its terms, and to transact business in the state in which the Premises are located; (iv) this Amendment does not violate the provisions of any instrument heretofore executed by and/or binding on Landlord, or affecting or encumbering the Premises.
(b)    Tenant hereby covenants, represents and warrants to Landlord that: (i) no third party consents or approvals are required, or Tenant has obtained all required consents or approvals (and such consents or approvals have been attached to this Amendment), in order for Tenant to enter into this Amendment; (ii) the execution, delivery and full performance of this Amendment by Tenant does not and shall not constitute a violation of any contract, agreement, mortgage, undertaking, judgment, law, decree, governmental or court or other restriction of any kind to which Tenant is a party or by which Tenant may be bound; (iii) Tenant is duly organized, validly existing and in good standing under the laws of the state of its organization and has full power and authority to enter into this Amendment, to perform its obligations under this Amendment in accordance with its terms, and to transact business in the state in which the Premises are located; (iv) this Amendment does not violate the provisions of any instrument heretofore executed by and/or binding on Tenant.
19.    Brokers. Landlord and Tenant each warrant and represent to the other that other than CBRE and Colliers International (“Brokers”), it has not employed or dealt with any real estate broker or finder in connection with this Amendment, and that it knows of no real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with this Amendment. Landlord and Tenant each agree to indemnify, defend and hold the other harmless from and against any and all claims demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than Brokers occurring by, through, or under the indemnifying party in connection with this Amendment.

20.    Status of Lease. Except as amended by this Amendment, the Lease remains unchanged, and, as amended by this Amendment, the Lease is in full force and effect.
21.    Counterparts. This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same Amendment. In addition, properly executed, authorized signatures may be transmitted via facsimile and upon receipt shall constitute an original signature.
22.    Entire Agreement. There are no oral or written agreements or representations between the parties hereto affecting the Lease not contained in the Lease or this Amendment. The Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements, and understandings, if any, made by, to, or between Landlord and Tenant and their respective agents and employees with respect to the subject matter thereof, and none shall be used to interpret, construe, supplement or contradict the Lease, including any and all amendments thereto. The Lease, and all amendments thereto, shall be considered to be the only agreement between the parties hereto and their representatives and agents. To be effective and binding on Landlord and Tenant, any amendment, revision, change or modification to the provisions of the Lease must be in writing and executed by both parties.
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IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first set forth above.
“Tenant”:

PANDORA MEDIA, INC.,
a Delaware corporation

By:	/s/ Michael S. Herring
Name:	Michael S. Herring
Its:	CFO
“Landlord”:

CIM/OAKLAND CENTER 21, LP,
a Delaware limited partnership

By:	CIM Management, Inc., a California corporation
Its:	Property Manager
By:	/s/ Terry Wachsner, Vice President

EXHIBIT A-1

8TH FLOOR EXPANSION SPACE

Exhibit A-1-1

EXHIBIT A-2

7TH FLOOR EXPANSION SPACE

Exhibit A-2-1

EXHIBIT B
WORK LETTER
The terms of this Work Letter shall govern the design and construction of the Expansion Space Improvements and/or Additional Improvements (the “Improvements”) and the disbursement of the Expansion Space Allowance or Additional Allowance (the “Allowance”) from the Expansion Escrow or Additional Improvements Escrow (“Escrow Account”).
1.    Approval Process for Plans.
1.1    Approval of Preliminary Plans. Tenant shall deliver Preliminary Plans for the Improvements to Landlord within the timeframe, if any, specified in the Amendment to which this Work Letter is attached. The Preliminary Plans shall be prepared by an architect selected and paid by Tenant who is licensed by the State of California. Said architect shall be approved by Landlord in writing, provided that Landlord's approval shall not be unreasonably withheld, conditioned or delayed. For the purposes of this Amendment, STUDIOS Architecture, is hereby approved.
1.1.2    Landlord's Response. Within ten (10) business days after Landlord's receipt of the Preliminary Plans, Landlord shall notify Tenant in writing of its approval or of any objections thereto; provided that Landlord’s consent shall only be withheld if a “Design Problem” exists. A "Design Problem" shall mean a condition which will (i) have an adverse effect on the structural integrity of the Project; (ii) not be in compliance with Laws; (iii) have an adverse effect on the Systems and Equipment; (iv) have an adverse effect on the exterior appearance of the Project; or (v) are not consistent with the Permitted Use. Within ten (10) business days after the receipt by Tenant of a timely objection of Landlord, Tenant shall cause the Preliminary Plans to be modified and shall thereafter deliver the modified plans to Landlord for its approval. Landlord shall have five (5) business days from its receipt thereof to approve such modified Preliminary Plans in the same manner as set forth above. This procedure shall be followed until all reasonable objections have been resolved and the Preliminary Plans have been approved.
1.1.3    Evidence of Approval. Landlord's and Tenant's approval of the Preliminary Plans shall be evidenced by their initialing and dating each page thereof.
1.1.4    Changes to Preliminary Plans. If Tenant makes any subsequent changes or modifications to the approved Preliminary Plans, then Tenant shall submit such changes to Landlord for its approval, which shall not be withheld unless a Design Problem exists. Within three (3) business days after receipt of said changes (provided Landlord shall have five (5) business days if such changes are substantial), Landlord shall notify Tenant in writing of its approval or of any objections thereto.
1.2    Approval of Permit Drawings. Within thirty (30) calendar days following the initialing of the Preliminary Plans by Landlord and Tenant, Tenant shall prepare and deliver to Landlord engineering working drawings for all mechanical, electrical, plumbing and fire sprinkler systems (the “Permit Drawings”) for Landlord's approval.

Exhibit B-1

1.2.1    Landlord's Response. Landlord shall approve or disapprove the Permit Drawings within ten (10) business days after Landlord's receipt thereof, provided that Landlord's approval shall not be withheld unless a Design Problem exists. Landlord's disapproval shall be effected by Landlord's delivery to Tenant, within such ten (10) business day period, of a writing setting forth with specificity the reasons for such disapproval. Within ten (10) business days of the receipt by Tenant of Landlord's objections, Tenant shall cause the Permit Drawings to be modified and shall deliver the modified Permit Drawings to Landlord for its approval. Landlord shall have five (5) business days from its receipt thereof to approve such modified Permit Drawings in the same manner as set forth above. This procedure shall be followed until all reasonable objections have been resolved and the Permit Drawings have been approved.
1.2.2    Evidence of Approval. Tenant’s and Landlord’s approval of the Permit Drawings shall be evidenced by their initialing and dating each page thereof.
1.2.3    Changes to Permit Drawings. If Tenant makes any subsequent changes or modifications to the approved Permit Drawings, then Tenant shall submit such changes to Landlord for its approval. Within three (3) business days after receipt of said changes (provided Landlord shall have (5) business days if such changes are substantial), Landlord shall notify Tenant in writing of its approval or of any reasonable objections thereto.
1.3    Limitation on Tenant's Improvements. In no event shall the Improvements to be made by Tenant exceed the Project’s systems limits or capacities, including the limits applicable to plumbing, electrical, HVAC, and load bearing systems.
1.4    Plan Check. Upon Landlord's and Tenant's approval of the Permit Drawings, Tenant shall submit a final version thereof to the Building Services Division of the City of Oakland (“BSD”) for necessary plan checks and approvals. Any and all plan check corrections shall be promptly made by Tenant.
1.5    Change Orders. In the event Tenant desires to change any item of the Permit Drawings or the Preliminary Plans following approval by Landlord, Tenant, and BSD, then Tenant shall submit a change order detailing the desired change (the “Change Order Request”) to Landlord for Landlord's approval. Within three (3) business days after receipt of the Change Order Request from Tenant, Landlord shall notify Tenant in writing if Landlord approves or disapproves the Change Order Request, which approval shall not be withheld unless a Design Problem exists. The latest Permit Drawings and Preliminary Plans (including changes thereto pursuant to an approved Change Order Request) as approved by Landlord are herein referred to as the “Approved Plans”.
1.6    Approval of Tenant's Contractors and Subcontractors. Prior to hiring any contractors or subcontractors, or entering into agreements with any of them, Tenant shall deliver to Landlord for Landlord's reasonable approval a list of the contractors and subcontractors Tenant proposes to hire to perform the Improvements. Landlord's approval shall not be unreasonably withheld or delayed. It shall be reasonable for Landlord to withhold approval based on the proposed contractor's or subcontractor's inadequate financial status, reputation for poor quality work, inability or unwillingness to obtain performance or completion bonds or insurance, union/non-union status, or lack of experience with projects like the Project in Oakland, California, taking into account the desirability of maintaining harmonious labor relations in the Project. In

Exhibit B-2

any event, Landlord shall have the right to designate the subcontractors to perform work which could reasonably affect the systems (or warranties concerning such systems) of the Project, including but not limited to the elevator (if any), roof, HVAC, fire/life safety, plumbing, exterior, foundation, and load bearing elements. Tenant is strongly encouraged to utilize responsible contractors as defined from time to time by the California Public Employees’ Retirement System (“CalPERS”) in its Responsible Contractor Program Policy, a copy of which is attached hereto as Exhibit B-1.
1.8    Timely Performance. Tenant agrees to cause any plans, specifications, drawings, schedules and documents to be provided by it hereunder to be prepared promptly and in coordination with the activities of Landlord and its agents. Landlord agrees to timely perform its obligations hereunder. Time is of the essence.
1.9    Exculpation. Landlord's space planner and engineer are independent contractors. Landlord may introduce Tenant to Landlord's space planner as an accommodation to Tenant. Even if the Preliminary Plans, Permit Drawings, and any changes thereto are performed by Landlord's space planner and engineers, and notwithstanding any advice or assistance which may be rendered to Tenant and/or Landlord's space planner and/or engineers by Landlord or employees or affiliates of Landlord or affiliates of Landlord's general partners, Landlord shall not be responsible for any omissions or errors contained therein.
1.10    Quality of Design and Construction. The Improvements shall be consistent with or better than Project standard improvements.
2.    Payment for Tenant Improvement Work.
2.1    Cost of Plans and Tenant Improvement Work. Tenant shall pay for all costs incurred in the construction of Improvements and the design and preparation of the Approved Plans, Preliminary Plans and Permit Drawings, including but not limited to (i) revisions thereof as reasonably required for approval by Landlord, Tenant, and/or the BSD; and (ii) all necessary printing and distribution costs required to implement the purposes of this Exhibit A, and the cost of all permits and certificates. Notwithstanding the foregoing, and provided Tenant is not in Default under this Work Letter or the terms of the Lease, Landlord shall provide Tenant with the Allowance to be applied towards the cost of designing and constructing the Improvements. Tenant shall be responsible for all costs and expenses related to the Improvements that are in excess of the Allowance.
2.2    Disbursement of Allowance. The Allowance shall be disbursed by Escrow Holder from the Escrow Account pursuant to the Escrow Agreement attached to this Amendment as Exhibit C. Provided that there shall not then be existing a Default under the provisions of the Lease, Landlord shall authorize Escrow Holder to disburse the Allowance to pay for the Improvements by paying the contractors, suppliers, architects or consultants designated by Tenant or by reimbursing Tenant (at Tenant’s option) from time to time (but not more than monthly) during the progress of such Improvements following within ten (10) business days after receipt from Tenant of the following documentation therefor:
(a)Tenant’s application for disbursement of the Allowance to Landlord and Escrow Holder setting forth the amount of each requested disbursement, which shall be

Exhibit B-3

accompanied by delivery to Landlord reasonably detailed supporting documentation demonstrating the actual hard and/or softs costs of designing, performing and installing the applicable Improvements;
(b)With respect to any disbursement for hard costs of construction, delivery to Landlord of a certification of any architect supervising the Improvements, stating that the Improvement work for which Tenant is applying for payment has been completed in accordance with the Approved Plans;
(c)With respect to any disbursement for softs costs of preparing the Preliminary Plans or Permit Drawings, delivery to Landlord of properly executed conditional lien waivers in form complying with California Civil Code Section 8132 from the architect, engineer or other professional performing any part of such work covered by the current application for disbursement;
(d)With respect to any disbursement for hard costs of construction, delivery to Landlord of properly executed conditional lien waivers in form complying with California Civil Code Section 8132 from the general contractor, the mechanical, electrical and plumbing contractors, and all other contractors and subcontractors performing any part of such Improvement work covered by the current application for disbursement;
(e)With respect to any disbursement for softs costs of preparing the Preliminary Plans or Permit Drawings, delivery to Landlord of properly executed unconditional lien waivers in form complying with California Civil Code Section 8134 from the architect, engineer or other professional performing any part of such work covered by the previous application for payment; and
(f)With respect to any disbursement for hard costs of construction, delivery to Landlord of properly executed unconditional lien waivers in form complying with California Civil Code Section 8134 from the general contractor, the mechanical, electrical and plumbing contractors, and all other contractors and subcontractors for Improvement work covered by the previous application for payment.
Each disbursement of the Allowance for hard costs shall be subject to retainage of ten percent (10%) of the amount of such requested disbursement. Any retainage remaining in the Escrow Account shall be released to Tenant within ten (10) business days after Landlord’s receipt of the items described in Section 3.1.13.
2.3    Definition of Improvements. The term “Improvements” shall mean all improvements shown in the Approved Plans as integrated by Tenant’s architect, provided that in no event may the Allowance be used for freestanding workstations, telecommunication equipment and related wiring, furniture, fixtures and equipment, trade fixtures or any other Personal Property of Tenant.
2.4    Over Allowance Amount. After the Permit Drawings are approved by Landlord, Tenant shall prepare for Landlord’s approval a budget, which budget shall include all costs which are to be paid from the Allowance in connection with the design and construction of the Improvements (the “Budget”). If the amount of the Budget approved by Landlord exceeds the Allowance, then the difference between the amount of the Budget and the amount of the

Exhibit B-4

Allowance shall hereinafter be referred to as the “Over-Allowance Amount”. The Over-Allowance Amount shall be paid pro rata by Tenant with each disbursement of the Allowance.
3.    Construction.
3.1    Construction by Tenant. The work set forth in the Approved Plans shall be performed in accordance with the following:
3.1.1    Tenant shall have the work performed in such a manner so as not to (a) obstruct the access of any other tenant or occupant in the Project, (b) damage any portion of the Project, including Common Areas, or (c) create dust or dirt in any Common Areas. Tenant shall cause the work areas to be cleaned on a daily basis.
3.1.2    All work in the Premises shall be performed by Tenant's contractors and subcontractors strictly in accordance with the Approved Plans, the provisions of Title 24 of the California Administrative Code, the Americans with Disabilities Act, and all other applicable Laws, and shall satisfy the requirements of all carriers of insurance on the Premises and the Project, and the Board of Underwriters Fire Rating Bureau or similar organization.
3.1.3    All Improvements in the Premises shall be performed in accordance with the reasonable rules and regulations of Landlord.
3.1.4    Prior to the commencement of the Improvements, Tenant shall notify Landlord in writing of the anticipated date of the commencement of construction to enable Landlord to post a notice of non-responsibility.
3.1.5    Prior to the commencement of the Improvements, Tenant shall furnish a copy of the building permit to Landlord.
3.1.6    Prior to and continuing during the period of Tenant’s access, entry and construction, Tenant's contractors and subcontractors shall procure and maintain during the period of their performance of labor or the furnishing of materials to the Premises from insurance carriers to be rated A-VII or better by A.M. Best Company: (a) Commercial General Liability insurance (including contractual liability coverage and products/completed operations) on an occurrence basis for bodily injury, death, "broad form" property damage, and personal injury, with coverage limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million dollars ($2,000,000) general aggregate for bodily injury and property damage; (b)     Auto liability insurance covering all owned, non-owned and hired vehicles, with coverage limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury and property damage; an (c) Umbrella liability insurance on an occurrence form, for limits of not less than Two Million Dollars ($2,000,000) per occurrence and in the aggregate. Said insurance shall name Landlord and, at Landlord's request, any Lenders of Landlord or any ground lessor, as additional insureds, as their respective interests may appear. Tenant shall also require each contractor and subcontractor employed to perform labor or furnish materials to the Premise to procure and maintain, during the performance of the labor or the furnishing of the materials, a policy of workers' compensation or employer's liability insurance issued by an insurance company acceptable to Landlord for the protection of the employees of the contractors and subcontractors, including executive, managerial, and supervisorial employees engaged in any Improvements to be performed in the Premises. Copies of the policies or certificates evidencing

Exhibit B-5

the existence and amounts of such insurance, and renewals or binders, shall be delivered to Landlord by Tenant at least ten (10) days prior to (a) the commencement of the Improvements, or (b) the expiration of any such policy, as the case may be.
3.1.7    Landlord shall have no responsibility for the quality or adequacy of any work performed by Tenant's contractors or subcontractors, whether with respect to labor, material, or otherwise.
3.1.8    Tenant shall be solely responsible for security in the Premises during the period of construction. None of Landlord, Landlord's contractor, or their agents or employees shall have any responsibility whatsoever for the safety of any equipment, tools, materials, fixtures, merchandise, or other personal property located in the Premises during the period of construction except to the extent damage is caused by the gross negligence or willful misconduct of Landlord, Landlord's contractor, or their agents or employees.
3.1.9    The Project shall be kept free and clear of any and all mechanics' or similar liens on account of work performed by Tenant, its contractors or subcontractors. If any such liens are filed, Tenant shall post a release bond pursuant to the provisions of California Civil Code Section 8424 within ten (10) days following the filing of such lien, and shall further indemnify and hold Landlord, its partners, agents, and employees harmless from and against any claims, liability, costs, lawsuits, damages, or expenses (including attorneys' fees and court costs) arising out of work performed or to be performed in the Premises.
3.1.10    Landlord and Landlord's Lender shall have access to the Premises for purposes of inspection at all times during the period of construction.
3.1.11    Tenant shall reimburse Landlord for any and all expenses incurred by Landlord by reason of faulty work performed by Tenant or its contractors or subcontractors, damage to the Project caused by Tenant's contractors or subcontractors, unreasonable delays in work performed in, on, or about the Project caused by Tenant's contractors or subcontractors or as a result of their inadequate clean-up, including but not limited to legal fees and costs incurred in connection with Landlord's enforcement of the provisions of this subparagraph.
3.1.12    Landlord shall be deemed to be the owner of all of the Improvements constructed by Tenant pursuant to this Exhibit C.
3.1.13    Within thirty (30) days after the Substantial Completion of the Improvements, Tenant shall deliver to Landlord:
(a)    Reproducible “as-built” plans and specifications for all Improvements.
(b)    Tenant’s contractor’s completion certificate in form and substance satisfactory to Landlord, and evidence that the Improvements have been performed in accordance with the Permit Plans (as amended with the approval of Landlord).
(c)    A copy of a recorded, valid notice of completion.

Exhibit B-6

(d)    Copies of signed-off permits, certificates of occupancy for the Premises, if any, and a stamped set of final approved plans evidencing governmental approval of the completion of the Improvements.
(e)    Properly executed unconditional final lien waivers in form complying with California Civil Code Section 8138 from all contractors and subcontractors performing any part of the Improvements.
3.2    Substantial Completion. For purposes of this Work Letter, “Substantial Completion” of the Improvements shall occur, and the Improvements shall be deemed to have been “Substantially Completed” upon substantial completion of construction of the Improvements set forth in the Approved Plans, with the exception of any “punch list items”. As used herein, the term “punch list items” shall mean any minor defects or incomplete details of construction, decoration, or mechanical adjustment which do not, either individually or in the aggregate, materially interfere with or affect, Tenant’s occupancy of the Premises.

Exhibit B-7

Exhibit B-1
RESPONSIBLE CONTRACTOR PROGRAM POLICY
By executing the Agreement this Responsible Contractor Program Policy is attached to, Contractor hereby certifies that it will comply with the Responsible Contractor Program (the “RCP”) promulgated by the California Public Employees’’ Retirement System (“CalPERS”) and that it is a Responsible Contractor as defined in the RCP, and agrees to provide the Owner and CalPERS with documentation using the forms approved by CalPERS to certify responsible contractor status and to establish compliance with the RCP. Compliance will be reviewed by CalPERS annually.
Fair Wage & Fair Benefits -- Contractor hereby certifies that all subcontractors and employees retained to perform Work or Services under this Agreement will receive a “fair wage” and “fair benefits” pursuant to the RCP. Fair benefits are evidenced by some of the following: employer-paid family health care coverage, pension benefits, apprenticeship programs and benefits paid for comparable work on comparable projects. Fair wage does not require the payment of “prevailing wages,” as defined by government surveys and laws. Instead, fair wage is evidenced by some of the following: local practices with regard to type of trade and type of project, local wage practices and labor market conditions.
Competitive Bidding/Disadvantaged Businesses -- Contractor hereby certifies that all subcontractors retained to perform construction, maintenance or services contracted under this Agreement shall be selected through a competitive bidding and selection process designed to seek bids from a broad spectrum of qualified Service-Disabled Veteran Business Enterprises (“SDV/BE”), Minority/Women Owned Business Enterprises (“MBE/WBE”) and Small Business Enterprises (“SBE”). The competitive bidding process shall include notification and invitations to bid that target responsible contractors, MBE/WBE, SDV/BE and SBE contractors with experience, honesty, integrity, and dependability. A complete copy of the RCP shall be attached to all requests for proposal and invitations to bid. In addition, each bidder shall be asked to complete the Certification of Responsible Contractor Status promulgated by CalPERS (see Appendix 1 to the RCP).
Definitions -- A SBE is defined as a business with 100 or fewer employees and less than $10 million annual average gross receipts over the previous three tax years. A MBE/WBE must be at least 51% owned by a minority or minorities, or a woman or women, who exercise the power to make policy decisions and who are actively involved in the day-to-day management of the business. A SDV/BE must be at least 51% owned by a disabled veteran and a disabled veteran must be involved in the day-to-day management of the business. Contractor shall meet or exceed a goal of 3% SDV/BE participation or make a good-faith effort to achieve such participation.
Local, State and National Laws and Requirements -- Contractor and its subcontractors shall observe all local, state, and national laws (including by way of illustration those pertaining to insurance, withholding taxes, minimum wage, health and occupational safety), and the RCP. Notwithstanding any provisions herein, Contractor shall perform its duties under the Agreement for the benefit of the Owner and CalPERS.
Complete Copy -- A complete copy of the RCP is available upon request from the Owner and at http://www.calpers.ca.gov/eip-docs/investments/policies/inv-asset-classes/real-estate/responsible-contractor.pdf. Related information regarding SBE compliance is available at www.pd.dgs.ca.gov/smbus/default.htm. Related information regarding MBE/WBE compliance is available at www.pd.dgs.ca.gov/smbus/mwbepp.htm. Related information regarding SDV/BE compliance is available at www.calpers.ca.gov/index.jsp?bc=/business/how-to/contact-policies/disabledvet.xml and at www.pd.dgs.ca.gov/dvbe/default.htm. This summary of the RCP shall not, in any way, constitute a substitution for the RCP. The Contractor shall comply with all of the terms contained in the complete copy of the RCP and as it may be updated from time to time by CalPERS.

EXHIBIT C

ESCROW AGREEMENT

TENANT CONSTRUCTION ALLOWANCE ESCROW AGREEMENT
([Expansion Allowance/Additional Allowance])
THIS TENANT CONSTRUCTION ALLOWANCE ESCROW AGREEMENT (this "Escrow Agreement") is made and entered into as of the ____ day of ____________, 2014, by and among CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership (“Landlord”), and PANDORA MEDIA, INC., a Delaware corporation (“Tenant”), and COMMERCE ESCROW COMPANY ("Escrow Holder"), relating to certain sums to be deposited with Escrow Holder pursuant to that certain Tenth Amendment to Lease between Landlord and Tenant dated __________, 2014 (the "10th Amendment"), a copy of which has been delivered to Escrow Holder. Terms used and not defined in this Escrow Agreement shall have the meanings given them in the 10th Amendment, unless the context otherwise requires.
1.Funds. Pursuant to Section [8/9] of the Amendment, Landlord has delivered to Escrow Holder funds in the amount of [$1,771,800.00/$2,471,800.00] (the "Funds"), representing Landlord’s obligation under the 10th Amendment with respect to payment of the [Expansion Allowance/Additional Allowance]. Escrow Holder shall place the Funds into an account (the “Escrow Account”) under the name of Tenant. Any interest on the Escrow Account shall accrue to the benefit of Tenant.
2.Disbursement of Funds. In accordance with the 10th Amendment, Funds are to be disbursed to Tenant from time to time for costs relating to the design and construction of the [Expansion Improvements/Additional Improvements] upon satisfaction of certain conditions as set forth in Exhibit C to the 10th Amendment. Upon satisfaction, Tenant shall send an application for payment to Escrow Holder (a “Payment Application”) setting forth the amount of the Funds to be disbursed and stating that Tenant has satisfied the conditions for such disbursement. Escrow Holder shall be obligated, without duty of inquiry or other condition, to pay the amount set forth in Tenant’s Payment Application to Tenant by way of wire transfer, which transfer instructions are set forth in Exhibit A attached hereto; provided, however, that Escrow Holder shall not honor such demand if Escrow Holder shall have received written notice of objection from Landlord in accordance with the provisions of Section 3 of this Escrow Agreement.
3.Demand Objection. Upon receipt of a Payment Application from Tenant, Escrow Holder shall promptly send a copy of the Payment Application to Landlord. Landlord shall have a period of ten (10) business days from its receipt of the Payment Application to object to delivery of funds by sending written notice of objection to the Escrow Holder. If Escrow Holder does not receive a demand objection from Landlord within such ten (10) business day period, Escrow Holder shall immediately disburse the amount reflected in Tenant’s Payment Application. If Escrow Holder receives a demand objection from Landlord, Escrow Holder shall promptly send a copy thereof to Tenant. Such notice shall set forth the basis for objecting to the delivery of the Funds.

Exhibit C-1

4.Duties after Objection. In the event Escrow Holder shall have received a notice of objection from Landlord as provided in Section 3 of this Escrow Agreement and within the time therein prescribed, it shall continue to hold the Funds (a) until it receives joint instructions from Landlord and Tenant directing the disbursement of the Funds, in which event Escrow Holder shall then disburse the Funds in accordance with said direction, or (b) in the event of litigation between Landlord and Tenant, until it shall deposit the Funds with the clerk of the court in which said litigation is pending, or (c) until it takes such affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Holder, including, but not limited to, to deposit the Funds in court and initiate an action for interpleader. If Escrow Holder elects to deposit the Funds in court, whether in an interpleader action or otherwise, Escrow Holder shall have the right to deduct the reasonable costs of doing so from the Funds before paying the balance into court. In that event, the party to whom the Funds are awarded shall have the right to collect such costs from the other party to the action. Landlord and Tenant hereby agree to execute such joint instructions as may be necessary to provide for the payment of the Funds or portions thereof from time to time in accordance with the terms of the 10th Amendment.
5.Rights of Escrow Holder. Escrow Holder may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon it by the provisions of this Escrow Agreement except for its own willful default and gross negligence. Escrow Holder shall have no duties or responsibilities except those set forth herein. Escrow Holder shall not be bound by any modification of this Escrow Agreement unless the same is in writing and signed by Tenant and Landlord and, if its duties hereunder are affected, unless Escrow Holder shall have given prior written consent thereto. In the event that Escrow Holder shall be uncertain as to its duties or rights hereunder, or shall receive instructions from Tenant or Landlord which, in its opinion, are in conflict with any of the provisions hereof, it shall be entitled to hold and apply the Funds pursuant to Section 4 of this Escrow Agreement and may decline to take any other action.
6.Return of Funds to Landlord. Notwithstanding anything to the contrary contained herein, if any Funds remain in the Escrow Account on December 31, 2016, Escrow Holder shall immediately and without the need for further instructions from Landlord or Tenant, return all Funds in the Escrow Account as of such date to Landlord by wire transfer as Landlord may direct.
7.Term of Agreement. The term of this Agreement shall commence upon the date hereof and shall expire once all Funds have been disbursed from the Escrow Account. Following the disbursement of the last Funds from the Escrow Account, Escrow Holder shall promptly close the Escrow Account and Landlord and Tenant agree to execute and documentation reasonably required for Escrow Holder to close the Escrow Account.
8.Notices. All notices, demands, objections and instructions required or permitted under this Escrow Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given, sent and received on the earlier of (a) when actually delivered and received, personally, by mail, by messenger service, by fax or telecopy delivery or otherwise; or (b) on the next business day after deposit for delivery by an overnight courier service, with delivery or postage charges prepaid and addressed as follows:

Exhibit C-2

to Landlord:         Before January 1, 2015:

6922 Hollywood Blvd, Suite 900
Hollywood, California 90028
Attention: _______________
Facsimile: (323) 860-____

With a copy of all notices sent to:

c/o CIM Group, LP
6922 Hollywood Boulevard, Suite 900
Hollywood, California 90028
Attention: General Counsel
Facsimile: (323) 297-2586

January 1, 2015 or after:

4700 Wilshire Boulevard
Los Angeles, California 90010
Attention: _______________
Facsimile: (323) 860-____
With a copy of all notices sent to:

c/o CIM Group, LP
4700 Wilshire Boulevard
Los Angeles, California 90010
Attention: General Counsel
Facsimile: (323) 297-2586
to Tenant:        _________________________
_________________________
_________________________
Attention: ________________
Facsimile:_________________

to Escrow Holder:     Commerce Escrow Company
1545 Wilshire Blvd Ste 600
Los Angeles, California 90017
Attention: Raul Zuniga, Escrow Officer
Telephone number: (213) 484-0855 x4016
Facsimile Transmission number: (213) 201-5191

9.Escrow Fee. Landlord hereby agrees to pay to Escrow Holder the escrow fee charged by Escrow Holder for acting as escrow agent pursuant to this Escrow Agreement, which fee shall be in the total amount of $_____, which shall be payable within 10 days after receipt of written demand from Escrow Holder therefor.

Exhibit C-3

10.Miscellaneous. This Escrow Agreement, the Lease (as defined in the 10th Amendment) and the other documents executed in connection with the Lease contain the entire agreement among the parties with respect to the subject matter hereof. This Escrow Agreement shall be the whole and only agreement between the parties regarding the obligations of Escrow Holder to complete this escrow. Escrow Holder shall disregard and assume no responsibility for complying with any other agreements among the parties, whether or not such agreements have been made a part of this escrow. This Escrow Agreement may not be amended, supplemented or discharged, and no provision of this Escrow Agreement may be modified or waived, except by an instrument in writing signed by all of the parties hereto. No waiver of any provision hereof by any party shall be deemed a continuing waiver of any matter by such party. This Escrow Agreement may be executed in counterparts, each of which shall constitute but one Agreement.
11.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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Exhibit C-4

“Tenant”:
PANDORA MEDIA, INC.,
a Delaware corporation
By:__________________________
Name:________________________
Its:__________________________

“Landlord”:
CIM/OAKLAND CENTER 21, LP,
a Delaware limited partnership

By:	CIM Management, Inc., a California corporation
Its property manager

By:
Terry Wachsner, Vice President

“Escrow Holder”:
COMMERCE ESCROW COMPANY

By:__________________________
Name:________________________
Its:___________________________

Exhibit C-5

EXHIBIT A TO ESCROW AGREEMENT
WIRE INSTRUCTIONS

Name and Address of bank
JPMorgan Chase Bank N.A.
4 New York Plaza
New York, NY 10004

Beneficiary Name: Pandora Media Inc.
Account number 958169641
ABA number 021000021
SWIFT (for int’l payments)
Ref:

Exhibit C-6